SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                        Digital Courier Tehnologies, Inc.
                        ---------------------------------
                                (Name of Issuer)

                                  Common Stock
                    ----------------------------------------
                         (Title of Class of Securities)

                                   253838 10 6
                                   -----------
                                 (CUSIP Number)

               Ron Buchanan, L.H. Trust, Castletown, Isle of Mann,
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                               September 17, 1998
                            -------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240. 13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  253838 10 6
           -----------
 ................................................................................
         1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

            L.H. Trust
 ................................................................................
         2) Check the Appropriate Box if a Member of a Group *

                  (a)  [ ]
                  (b)  [ ]
 ................................................................................
         3) SEC Use Only

 ................................................................................
         4) Source of Funds (See Instructions)

            OO(other)
 ................................................................................
         5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)


 ................................................................................
         6) Citizenship or Place of Organization

            Isle of Mann
 ................................................................................
Number of Shares                    (7) Sole Voting Power              995,296
Beneficially Owned                  ............................................
by Each Reporting                   (8) Shared Voting Power            0
Person With                         ............................................
                                    (9) Sole Dispositive Power         995,296
                                    ............................................
                                    (10) Shared Dispositive Power      0
 ................................................................................
         11) Aggregate Amount Beneficially Owned by Each Reporting Person

                  995,296
 ................................................................................
         12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares *


 ................................................................................
         13) Percent of Class Represented by Amount in Row (11)

                  7.6%
 ................................................................................
         14) Type of Reporting Person (See Instructions) *

                  00(other)
 ................................................................................

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     October 20, 1998

/s/ Ron Buchanan
-----------------------------
(Signature)


Ron Buchanan, Administrator
-----------------------------
(Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signiture.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal viotations (See 18 U.S.C. 1001)